Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS NOVEMBER SALES

-- November Sales In Line With Company's Expectations --

HOUSTON, TX, December 5, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended November 30, 2002 decreased 9.4% compared to the prior year four-week period ended December 1, 2001. Total sales decreased 7.2% to $71.4 million from $76.9 million in the prior year period.

Commenting on November's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "With Thanksgiving falling on November 28th this year as compared to November 22nd last year, we expected November's sales to be down significantly from last year; however, our actual November sales performance slightly exceeded our plan for the month."

Mr. Scarborough concluded, "We had a strong Thanksgiving weekend in which comparable store sales were up over 4.0% versus last year's Thanksgiving weekend. This performance represents a good start to the holiday shopping period, and demonstrates that our customers are taking advantage of our great merchandise selection, outstanding customer service, and convenient locations to fulfill their holiday shopping needs."

-- more --

Stage Stores Reports November Sales

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
2nd Quarter	6.5	16.6	23.9	207.5	195.5
3rd Quarter	2.9	14.6	8.8	204.4	195.8
November	(9.4)	9.9	25.5	71.4	76.9
Year-To-Date	3.7	15.3	17.7	690.0	663.7

(a)     The 2001 Calendar Adjusted Basis column compares the forty-three week period starting on February 4, 2001 to the forty-three week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the forty-three week period starting on February 4, 2001 to the forty-three week period starting on January 30, 2000.

Taking advantage of the opportunity to move three of its existing stores into larger and potentially higher volume locations, on November 21st, the Company completed the relocation and reopening of its stores in Rosenberg and Beeville, Texas and its store in Mandeville, Louisiana.

With respect to the Company's FY 2002 $25.0 million Stock Repurchase Program, the Company reported that it had repurchased 1,076,608 shares through December 4, 2002 at an aggregate purchase price of approximately $23.3 million.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 354 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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